Exhibit 99.1
NORTHROP GRUMMAN CORPORATION
SCHEDULE OF REALIGNED SEGMENT
(Unaudited)

	NET SALES				SEGMENT OPERATING INCOME (LOSS)(2)
				Three				Three
				Months Ended				Months Ended
$ in millions	Year Ended December 31			Dec 31	Year Ended December 31			Dec 31
	2007	2008	2009	2009	2007	2008	2009	2009
AS REPORTED
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,758	8,205	8,611	2,195	725	629	631	109
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,327)	(1,443)	(1,935)	(524)	(105)	(128)	(202)	(58)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

RECASTED AND REALIGNED (1)
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,717	8,174	8,536	2,174	722	626	624	107
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,286)	(1,412)	(1,860)	(503)	(102)	(125)	(195)	(56)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

(1)	Reported amounts for total years 2007 through 2009 (previously reported in the 2009 Form 10-K), and the three months ended Dec. 31, 2009 (previously reported in the Fourth Quarter 2009 earnings release filed on Feb. 4, 2010) were adjusted to reflect the January 2010 transfer of the company’s internal information technology services unit from the Information Systems segment to the company’s corporate shared services group.

(2)	Non-GAAP measure. Management uses segment operating income as an internal measure of financial performance for the individual operating segments.